EXHIBIT 16.1 TO FORM 8-K

September 26, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 26, 2003, of Toreador Resources Corporation and are in agreement with the statements contained in paragraphs (1), (3) and (4) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLPDallas,
Texas